EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statement of Adams Golf, Inc. on Form S-8 (File No. 333-112622) of our reports dated March 8, 2011 on our audits of the consolidated financial statements and financial statement schedule of Adams Golf, Inc. as of December 31, 2010 and 2009, and for the years then ended, which reports are included in this Annual Report on Form 10-K.

/s/ BKD, LLP
Dallas, Texas
March 8, 2011